Exhibit 99.1

Media General, Inc., PO Box 85333 Richmond, VA 23293-0001 804/649-6748 www.mediageneral.com

FOR IMMEDIATE RELEASE
Thursday, April 28, 2011

Media General Holds Annual Meeting of Stockholders

RICHMOND, Va. – Media General, Inc. (NYSE: MEG) shareholders today re-elected 10 directors to one-year terms. Walter E. Williams retired from the Board after serving as a director since 2001.

Media General directors re-elected to the Board are: J. Stewart Bryan III, chairman; Scott D. Anthony, O. Reid Ashe, Jr., Diana F. Cantor, Dennis J. FitzSimons, Marshall N. Morton, Thompson L. Rankin, Rodney A. Smolla, Carl S. Thigpen and Coleman Wortham III.

J. Stewart Bryan III, chairman, said. “Dr. Walter Williams is retiring from our Board after 11 years of yeoman service. During most of that time, he has been the chairman of our Audit Committee, and he also has served on our Board’s Executive Committee. But these do not come close to conveying all that Walter has brought to our Board discussions and to this company. He has a very sharp mind and a keen wit. We will miss those, his judgment and his leadership.”

Marshall N. Morton, president and chief executive officer, reported on the state of the company. “We entered 2011 in a strong position. Our plans build on sales successes we achieved last year and will expand in new markets this year. We are serving our customers in many new ways wherever they are and however they want information. There is no doubt we are an industry in transition, particularly as to the ways we package and deliver our products. At the same time, the transformation largely permits growth at lower cost and in ways that allow us to develop new revenue streams and new customer bases.”

Mr. Morton outlined a number of the initiatives the company has undertaken in digital media, including mobile. “We have a wide array of new products and technology that are emblematic of our fast-changing business. At the same time, we are still an information company. The big difference today is the number of multimedia packages we employ to reach our existing and new audiences,” Mr. Morton said.

“As of April 15, our full-year Broadcast revenue was pacing 2 percent ahead of last year, despite the absence of elections, Olympics and Super Bowl advertising. The underlying Broadcast television business is strong and the momentum is expected to continue. Our television stations have been successful lining up new business this year to help replace last year’s Political revenues. Big drivers of this effort are incentive programs aimed at volume advertisers and themed programming targeted to particular advertiser categories. We look for early spending on political campaigns and issues, especially in the latter part of this year,” he said.

Mr. Morton said, “Our newspapers are working to mitigate overall softness in the business with a variety of new programs. Overall, our newspapers are focused on new small and medium-size advertisers and more sophisticated selling approaches. We continue to drive new sales with innovative campaigns and special sections, and our newspapers are using more incentive programs for volume advertisers.”

The full Annual Meeting presentation is available on www.mediageneral.com.

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Media General, Inc., PO Box 85333 Richmond, VA 23293-0001 804/649-6748 www.mediageneral.com

Forward-Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission. Media General’s future performance could differ materially from its current expectations.

About Media General

Media General is a leading provider of news, information and entertainment across multiple media platforms, serving consumers and advertisers in strong local markets, primarily in the Southeastern United States. Media General’s operations are organized in five geographic market segments and a sixth segment that includes the company’s interactive advertising services and certain other operations. The company’s operations include 18 network-affiliated television stations and their associated websites, three metropolitan and 20 community newspapers and their associated websites, and more than 200 specialty publications that include weekly newspapers and niche publications targeted to various demographic, geographic and topical communities of interest. Many of the company’s specialty publications have associated websites. Media General additionally operates three interactive advertising services companies: Blockdot, which specializes in interactive entertainment and advergaming technologies; DealTaker.com, a coupon and shopping website; and NetInformer, a leading provider of wireless media and mobile marketing services.

Investor Contact:	Media Contact
Lou Anne Nabhan	Ray Kozakewicz
(804) 649-6103	(804) 649-6748

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